UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_________________________
FORM 8-K
_________________________
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): July 15, 2025
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CapsoVision, Inc.
(Exact name of registrant as specified in its charter)
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Delaware	001-42705	20-3369494
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

18805 Cox Avenue, Suite 250 Saratoga, California	95070
(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (408)-624-1488
n/a
(Former Name or Former Address, if Changed Since Last Report)
_________________________
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
common stock, $0.001 par value per share	CV	The Nasdaq Stock Market LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.           Entry into a Material Definitive Agreement.
On July 15, 2025, CapsoVision, Inc. (the “Company”) entered into a development agreement (the “Agreement”) with Canon Inc., a Japanese corporation (“Canon”), for the development of complementary metal-oxide-semiconductor (“CMOS”) image sensor samples to allow the Company to evaluate functionality and performance, conduct clinical evaluation of capsule endoscopies that incorporate Canon image sensors and obtain FDA 510(k) clearance thereof. The Company currently offers its CapsoCam Plus capsule endoscope for use in the small bowel. For the large bowel, on June 10, 2025, the Company submitted its application for FDA 510(k) clearance of its first generation of CapsoCam Colon and plans to begin commercialization of CapsoCam Colon following the introduction and approval of a planned second generation of CapsoCam Colon. The image sensors developed under the Agreement are not expected to be incorporated into these capsule endoscopies but will be incorporated in future versions of the Company’s capsule endoscopies.
Under the Agreement, the Company agreed to pay Canon a fee of approximately $4.1 million for Canon’s development efforts, which is comprised of (a) an initial fee of $1 million to be paid in cash upon the Agreement’s effectiveness and (b) following delivery of a specified number of CMOS image sensors meeting agreed specifications within the required timeframe, a remaining development fee of approximately $3.1 million. In addition, and subject to such delivery, the parties have undertaken to enter into a related master purchase agreement providing for the Company to purchase a specified minimum number of CMOS image sensors from Canon. The remaining development fee will be paid over time by adding an additional agreed amount to the unit price of CMOS image sensors supplied by Canon under the master purchase agreement. The Agreement was effective upon signing and will continue until terminated in accordance thereunder. Among other termination rights, either party may terminate the Agreement by written notice (i) upon the other party’s breach of the Agreement, which breach is not cured within 30 days of receipt of written notice and/or (ii) upon the occurrence of certain events specified therein.
The foregoing summary of the terms of the Agreement is subject to, and qualified in its entirety by, the Agreement that is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.
Item 8.01.  Other Events.
On July 16, 2025, the underwriters of the Company’s previously announced initial public offering exercised in part their option to purchase (such exercise, the “Overallotment Exercise”) an additional 129,978 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”). In connection therewith, the Company issued to the underwriters warrants to purchase an aggregate of 3,898 shares of Common Stock (the “Additional Representatives’ Warrants”).
The net proceeds to the Company from the Overallotment Exercise was approximately $600,000, after deducting the underwriting discounts and commissions payable by the Company.
The securities described above were offered and issued pursuant to an effective registration statement (the “Registration Statement”) on Form S-1 (File No. 333-287148).
The Additional Representatives’ Warrants are exercisable at a per share exercise price equal to $6.25 and are exercisable at any time and from time to time, in whole or in part, for a term of five years commencing from the first day of the seventh month after July 3, 2025 (the “Original Closing Date”), and terminating on July 1, 2030. Neither the Additional Representatives’ Warrants nor any of the shares of Common Stock issued upon exercise of the Additional Representatives’ Warrants may be sold, transferred, assigned, pledged or hypothecated, or be the subject of any hedging, short sale, derivative, put or call transaction that would result in the effective economic disposition of such securities by any person, for a period of one hundred and eighty (180) days immediately following the Original Closing Date, except as permitted by applicable FINRA rules. The shares of Common Stock underlying the Additional Representatives’ Warrants are registered for public resale pursuant to the Registration Statement but do not provide for ongoing registration rights.
The foregoing description of the terms of the Additional Representatives’ Warrants does not purport to be complete and is qualified in its entirety by reference to the Additional Representatives’ Warrants that are filed as Exhibits 4.1 and 4.2 to this Current Report on Form 8-K and are incorporated herein by reference.
Item 9.01           Financial Statements and Exhibits.
(d)The following exhibits are being filed herewith:

Exhibit No.	Description

4.1	Additional Representative’s Warrant (The Benchmark Company, LLC)

4.2	Additional Representative’s Warrant (Roth Capital Partners, LLC)

10.1	Sample Purchase Agreement, dated July 15, 2025, by and between the Company and Canon Inc.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CAPSOVISION, INC.

Date: July 18, 2025	By:	/s/ Kang-Huai (Johnny) Wang
	Name:	Kang-Huai (Johnny) Wang
	Title	President and Chief Executive Officer